Exhibit 99.7

Execution version

19 November 2019

BPGIC Holdings Limited

DEED POLL relating to U.S.$75,000,000 Guaranteed Subordinated Convertible Securities due 2024

THIS DEED POLL is made on 19 November 2019 by BPGIC Holdings Limited (the “Issuer”) in favour of the registered holders of the U.S.$75,000,000 Guaranteed Subordinated Convertible Securities due 2024 (the “Securities”).

WHEREAS:

(A)	The Securities will be represented by one or more certificates (“Certificates”) in substantially the form set out in Schedule 2 (Form of Certificate).

(B)	The Securities shall have the terms and conditions (the “Conditions”) set out in Schedule 1 (Terms and Conditions).

(C)	The Issuer wishes to constitute the Securities by deed poll.

NOW THIS DEED WITNESSES as follows:

1.	Capitalised terms used but not defined in this Deed Poll shall have the same meanings given to them in the Conditions, unless otherwise defined herein.

2.	The Issuer hereby constitutes the Securities and covenants in favour of each registered holder of securities (each, a “Holder”) that it will duly perform and comply with the obligations expressed to be undertaken by it in each Certificate and in the Conditions (and for this purpose any reference in the Conditions to any obligation or payment under or in respect of the Securities shall be construed to include a reference to any obligation or payment under or pursuant to this provision). The Issuer will pay any stamp and other duties and taxes, including interest and penalties, payable on or in connection with the execution of this Deed Poll and any action taken by any Holder to enforce the provisions of this Deed Poll.

3.	The Issuer warrants and undertakes to each Holder that it has all corporate power, and has taken all necessary corporate or other steps, to enable it to execute, deliver and perform this Deed Poll, and that this Deed Poll constitutes a legal, valid and binding obligation of the issuer enforceable in accordance with its terms subject to the Legal Reservations.

4.	This Deed Poll shall take effect as a deed poll for the benefit of the Holders from time to time.

5.	The Issuer acknowledges the right of every Holder to the production of, and the right of every Holder to obtain (upon payment of a reasonable charge) a copy of, this Deed Poll, and further acknowledges and covenants that the obligations binding upon it contained in this Deed Poll are owed to, and shall be for the account of, each and every Holder, and that each holder shall be entitled severally to enforce those obligations against the Issuer.

6.	This Deed Poll and any non-contractual obligations arising out of or in connection with it shall be governed by, and shall be construed in accordance with, English law.

7.	The Issuer agrees that any claim, dispute or difference of whatever nature arising under, out of or in connection with the Securities (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Rules of the London Court of International Arbitration (“LCIA”) (the “Rules”) in force at the time of the filing of the Request for Arbitration (as defined in the Rules) and as modified by this clause, which rules shall be deemed incorporated into this clause. The number of arbitrators shall be three, one of whom shall be nominated by the Claimant(s), one by the Respondent(s) and the third of whom, who shall act as chairman, shall be nominated by the two party-nominated arbitrators, provided that if the Claimant(s) or Respondent(s) fail to nominate an arbitrator within the time limits specified by the Rules or the party-nominated arbitrators fail to nominate a Chairman within 30 days of the nomination of the second party-nominated arbitrator, such arbitrator shall be appointed promptly by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

IN WITNESS whereof this Deed Poll has been entered into as a deed poll by the Issuer on the date which appears on the first page of this Deed Poll.

EXECUTED as a DEED by	)

BPGIC HOLDINGS LIMITED	)	/s/ N.L. Paardenkooper
By:	)	Name: N.L. Paardenkooper
	)	Title: Director
)
In the presence of:	)

	)	/s/ Saleh Yammout
	)	Name: Saleh Yammout
	)	Address:

SCHEDULE 1
Terms and Conditions

TERMS AND CONDITIONS OF THE GUARANTEED SUBORDINATED CONVERTIBLE

SECURITIES

The issue of the U.S.$ 75,000,000 Guaranteed Subordinated Convertible Securities due 2024 (the “Securities”) was authorised by the resolutions passed by the Board of Directors of BPGIC Holdings Limited (the “Issuer”) on 31 October 2019. The Securities are constituted by a deed poll entered into by the Issuer on 19 November 2019 (the “Deed Poll”).

1.	FORM, DENOMINATION, TITLE AND STATUS

(a)	Form and Denomination

The Securities are in registered form, serially numbered, in nominal amounts of U.S.$ 5,000,000 each (the “Authorised Denomination”).

(b)	Title

Title to the Securities will pass by transfer and registration as described in Condition 4. The Holder (as defined below) of any Security will (except as otherwise required by law or as ordered by a court of competent jurisdiction) be treated as its absolute owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest in it or its theft or loss (or that of the related certificate, as appropriate) or anything written on it or on the certificate representing it (other than a duly executed transfer thereof)) and no person will be liable for so treating the Holder.

(c)	Guarantee

SBD International LP (the “Guarantor”) has unconditionally and irrevocably guaranteed the due and punctual payment of all sums expressed to be payable by the Issuer under the Securities. Its obligations in that respect (the “Guarantees”) are set out in each of the Certificates.

(d)	Status of the Securities

The Securities constitute direct, unconditional, subordinated obligations of the Issuer ranking pari passu and rateably, without any preference amongst themselves. The rights and claims of Holders are subordinated as described in Condition 2. The Securities shall have the benefit of the Deed Poll and the Holders shall have the rights and obligations ascribed to them pursuant to the Securityholders’ Agreement (as defined below) prior to the termination of the Securityholders’ Agreement which among other things will occur on a QPO or a Pubco Merger. On and following a Pubco Merger the Holders shall have the rights and obligations ascribed to them pursuant to the New Securityholders’ Agreement. The payment obligations of the Issuer under the Securities and of the Guarantor under the Guarantees shall, save for such exceptions as may be provided by applicable laws or Condition 2, at all times rank at least equally with all their respective other present and future unsecured and unsubordinated obligations.

2.	SUBORDINATION

General

In the event of:

(i)	an order being made, or an effective resolution being passed, for the winding-up of the Issuer; or

(ii)	an administrator of the Issuer being appointed and such administrator giving notice that it intends to declare and distribute a dividend,

the rights and claims of the Holders against the Issuer in respect of or arising under (including any damage awarded for breach of any obligations under) the Securities will be subordinated in the manner provided in this Condition 2 to the claims of all Senior Creditors (as defined below) but shall rank at least pari passu with the claims of holders of all other subordinated obligations of the Issuer and shall rank in priority to the claims of holders of all classes of share capital of the Issuer.

3.	DEFINITIONS

In these Conditions, unless otherwise provided:

“Articles” means the articles of association of the Issuer from time to time.

“Authorised Denomination” has the meaning given in Condition 1(a);

“BCA” means the business combination agreement dated 15 April 2019 (as amended restated and/or supplemented from time to time including by way of joinder or assignment) and entered into by Brooge Petroleum and Gas Investment Company FZE, Twelve Seas Investment Company, Brooge Holdings Limited and Brooge Merger Sub Limited;

“BPGIC PLC” means Brooge Petroleum and Gas Investment Company (BPGIC) PLC;

“Business” has the meaning given to it in the Securityholders Agreement;

“Business Day” means, a day (other than Friday, Saturday or Sunday) on which commercial banks and foreign exchange markets are open for business in the Cayman Islands and the United Arab Emirates;

“Control” means in relation to any company or any other person, where a person has direct or indirect control over more than 50% of the voting share capital of the relevant company, and “Controlled” shall have a corresponding meaning;

“Conversion Date” means the fifth Business Day following the delivery of the relevant Conversion Notice or the fifth Business Day following determination of Fair Market Value, if relevant;

“Conversion Notice” has the meaning provided in Condition 6(d);

“Conversion Price” means:

(i)	should an Equity Event occur before a QPO or a Pubco Merger, the price per Share applied in relation to such Equity Event less the relevant Voluntary Conversion Price Discount;

(ii)	should a Debt Event occur before a QPO or a Pubco Merger, the Fair Market Value of a Share less the relevant Voluntary Conversion Price Discount;

(iii)	should conversion occur prior to a QPO or a Pubco Merger for any other reason, the Fair Market Value of a Share less a conversion price discount of 15%; or

(iv)	should conversion occur on or following a QPO, the QPO Conversion Price;

“Conversion Property per Security” means other than in respect of a Pubco Merger, a number of Shares determined by dividing the principal amount of a Security by the applicable Conversion Price in effect on such day (rounded down if necessary to the nearest whole number of Shares);

“Debt Event” means the date on which the Issuer and any Subsidiary of the Issuer enters into one or more transactions for the incurrence or guarantee of indebtedness greater than US$25,000,000 (or its equivalent) in any one financial year of the Issuer that is not linked to the Business;

“Deed of Adherence” has the meaning given in the Securityholders’ Agreement;

“Deed of Consent Novation and Amendment” means the deed of consent novation and amendment to be entered into by, among others, the Issuer and the Investor on or about the date of this Deed;

“Dispute” has the meaning given in Condition 15(b);

“Equity Event” means the Issuer or any Subsidiary of the Issuer raises capital by way of offer, allotment or issuance of new Shares (including the granting of rights, warrants and options) other than in relation to a QPO or a Pubco Merger or other than to or for the benefit of the employees or directors of the Issuer or any Subsidiary of the Issuer;

“Equity Securities” means Shares or rights to subscribe for or to convert securities into, Shares;

“Escrow Agreement” has the meaning given in the Deed of Consent Novation and Amendment;

“Event of Default” has the meaning provided in Condition 10;

“Fair Market Value” means the fair market value of a Share on the applicable Conversion Date as shall be determined in accordance with Condition 6(i);

“Final Maturity Date” means 31 March 2024;

“Holder” means the person in whose name a Security is registered in the Register (as defined in Condition 4(a));

“Holder Valuer” means one of the “Big 4” internationally recognised accounting firms carrying on business in the United Arab Emirates which shall be appointed by a Securityholder Majority at their sole expense provided that it is not the same firm appointed as the Issuer Valuer;

“Interest Amount” means an amount per Security equal to the product of the Authorised Denomination and the Interest Rate;

“Interest Payment Date” has the meaning provided in Condition 5(a);

“Interest Rate” means 10% per annum;

“Issuer Capital Raising Event” shall mean a Debt Event or an Equity Event;

“Issuer Valuer” means one of the “Big 4” internationally recognised accounting firms carrying on business in the United Arab Emirates which shall be appointed by the Issuer at its sole expense;

“LCIA” has the meaning given in Condition 15(b);

“Legal Opinions” has the meaning given in the Deed of Consent Novation and Amendment;

“Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any other relevant jurisdiction; and

(d)	any general principles of law which are set out as qualifications as to matter of law in any legal opinions delivered to the Holders in connection with the Securities;

“Limitation Acts” means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984;

“New Securityholders’ Agreement” means the new securityholders’ agreement to be entered into pursuant to Clause 18.1 of the Securityholders’ Agreement on a Pubco Merger;

“Original Issue Date” means 31 March 2019;

a person includes any individual, company, corporation, firm, partnership, joint venture, undertaking, association, unincorporated association, limited liability company, organisation, trust, state or agency of a state (in each case whether or not being a separate legal entity);

“Pubco Exchange Price” means the price of US$10 per Pubco Share in relation to the Pubco Merger less the QPO Conversion Price Discount;

“Pubco Exchange Shares” means the number of Pubco Shares as shall result from dividing 75 million by the Pubco Exchange Price in effect on such day (rounded down if necessary to the nearest whole number of Pubco Shares) and for the avoidance of doubt if the Pubco Merger shall take place prior to 1 April 2020 then the number of Pubco Exchange Shares shall be 8,333,333;

“Pubco Merger” means Closing (as defined) in the BCA;

“Pubco Shares” means issued fully paid shares of US$1.00 each in the capital of Brooge Holdings Limited;

“QPO” means the admission of all or any part of the share capital or depositary receipts (if equivalent) representing shares, of the Issuer to a Securities Exchange provided that a QPO shall not include a Pubco Merger;

“QPO Conversion Price” means the price per Share in respect of the QPO as set forth by the Issuer in the QPO pricing announcement or such other equivalent final announcement provided that for the purposes of determining the QPO Conversion Price the price per Share shall be reduced by an amount equal to the relevant QPO Conversion Price Discount;

“QPO Conversion Price Discount” means the following discounts in relation to conversion or exchange of the Securities occurring on or after a QPO or on a Pubco Merger where the QPO or Pubco Merger takes place:

(a)	prior to 1 April 2020, 10%;

(b)	between 1 April 2020 and 31 March 2021, 15%;

(c)	between 1 April 2021 and 31 March 2022, 20%; and

(d)	from 1 April 2022, 25%;

“Record Date” has the meaning provided in Condition 8(c);

“Redemption Amount” means the principal amount of the Securities together with an amount equal to U.S.$ 37,500,000 less any Interest Amount that the Securityholders actually received prior to the date fixed for purchase in accordance with Condition 7(a);

“Redemption Notice” has the meaning provided in Condition 7 (a)(i);

“Redemption Period” means:

(a)	the 30 Business Day period prior to the fifth anniversary of the Closing Date;

(b)	the 30 Business Day period following the date on which a Securityholder Majority gives a notice to the Issuer of an Event of Default provided that such notice was given at a time when the relevant Event of Default was continuing;

(c)	the 30 Business Day period following the date on which a Securityholder Majority gives a notice to the Issuer of it becoming aware of any of the shareholders of BPGIC PLC on the date of this Deed Poll or any limited partnerships incorporated by them to hold shares in BPGIC PLC (including the limited partners of such limited partnerships) directly or indirectly carrying on, being engaged in or economically interested in any business which is of the same or similar type to the business carried on by the Issuer and any Subsidiary of the Issuer from time to time; and

(d)	the 30 Business Day period following the date on which a Securityholder Majority gives a notice to the Issuer of it becoming aware that: (i) prior to a QPO or a Pubco Merger the aggregate direct or indirect holding of Shares of the shareholders of BPGIC PLC on the date of this Deed Poll or any limited partnerships incorporated by them to hold shares in BPGIC PLC (including the limited partners of such limited partnerships) is less than 50% of the Shares or (ii) following a QPO or a Pubco Merger, the aggregate direct or indirect holding of Shares of the shareholders of BPGIC PLC on the date of this Deed Poll or any limited partnerships incorporated by them to hold shares in BPGIC PLC (including the limited partners of such limited partnerships) is less than 50% of the Shares and the Pubco Shares they held at the date of the QPO or Pubco Merger;

“Reference Date” has the meaning given in Condition 6(h);

“Register” has the meaning provided in Condition 4(a);

“Rules” has the meaning given in Condition 15(b);

“Securities Exchange” means the London Stock Exchange plc or any other regional or international securities exchange;

“Securities Purchase Agreement” means the agreement originally between the BPGIC PLC and MENA Energy Services Holdings Limited dated 19 March 2019 as novated to MENA Energy Services Holdings Limited and the Issuer pursuant to the Deed of Consent Novation and Amendment;

“Securityholders’ Agreement” means the agreement between, among others, the Issuer and MENA Energy Services Holdings Limited, dated 31 March 2019 as novated pursuant to the Deed of Consent Novation and Amendment;

“Securityholder Majority” has the meaning provided in the Securityholders’ Agreement.

“Senior Creditors” means (a) creditors of the Issuer whose claims are admitted to proof in the winding up or administration of the Issuer and who are unsubordinated creditors of the Issuer; and (b) creditors of the Issuer whose claims are or are expressed to be subordinated to the claims of other creditors of the Issuer (other than those whose claims rank or are expressed to rank pari passu with, or junior to, the claims of the Holders);

“Shareholders” mean the holders of Shares;

“Shareholders’ Agreement” means the agreement between, among others, the Issuer and MENA Energy Services Holdings Limited dated 31 March 2019 as novated pursuant to the Deed of Consent Novation and Amendment;

“Shares” means the issued fully paid shares of US$0.0001 each in the capital of the Issuer;

“Voluntary Conversion Price Discount” means the following discounts in relation to conversion of the Securities occurring following an Issuer Capital Raising Event;

(a)	prior to 1 April 2020, 10%; and

(b)	from 1 April 2020, 15%.

A company is a “Subsidiary” of another company (its “holding company”) if that other company, directly or indirectly, through one or more subsidiaries:

(i)	holds a majority of the voting rights in it;

(ii)	is a member or shareholder of it and has the right to appoint or remove a majority of its board of directors or equivalent managing body;

(iii)	is a member or shareholder of it and controls alone, or pursuant to an agreement with other shareholders or members, a majority of the voting rights in it; or

(iv)	has the right to exercise a dominant influence over it, for example by having the right to give directions with respect to its operating and financial policies, with which directions its directors are obliged to comply.

References to any provision of any statute shall be deemed also to refer to any statutory modification or re-enactment thereof or any statutory instrument, order or regulation made thereunder or under such modification or re-enactment.

4.	REGISTRATION AND TRANSFER OF SECURITIES

(a)	Registration

The Issuer will cause a register (the “Register”) to be kept at the specified office of the Issuer on which will be entered the names and addresses of the Holders of the Securities and the particulars of the Securities held by them and of all transfers, redemptions and conversions of Securities.

(b)	Transfer

Securities may, subject to Conditions 4(c) and 4(d) and subject to the terms of the Securityholders’ Agreement or the New Securityholders’ Agreement, as appropriate (including without limitation the requisite prior approval of the Issuer and rights of first refusal), be transferred in whole or in part in an Authorised Denomination by lodging the relevant Security (with the form of application for transfer in respect thereof duly executed and duly stamped where applicable) and, if prior to a QPO or a Pubco Merger, together with a duly executed Deed of Adherence at the specified office of the Issuer.

No transfer of a Security will be valid (i) unless the terms of the Securityholders’ Agreement or the New Securityholders’ Agreement, as appropriate and these Conditions have been complied with and (ii) unless and until entered on the Register. A Security may be registered only in the name of, and transferred only to, a named person.

The Issuer will within seven Business Days, in the place of the specified office of the Issuer, of any duly made application for the transfer of a Security, deliver a new Certificate to the transferee (and, in the case of a transfer of part only of a Security, deliver a Security for the untransferred balance to the transferor) at the specified office of the Issuer or (at the risk and, if mailed at the request of the transferee or, as the case may be, the transferor otherwise than by ordinary mail, at the expense of the transferee or, as the case may be, the transferor) mail the Security by uninsured mail to such address as the transferee or, as the case may be, the transferor may request.

(c)	Formalities Free of Charge

Such transfer will be effected without charge subject to (i) the person making such application for transfer paying or procuring the payment of any taxes, duties and other governmental charges in connection therewith; (ii) the Issuer being satisfied with the documents of title and/or identity of the person making the application; and (iii) such reasonable regulations as the Issuer may determine from time to time.

(d)	Closed Periods

The Issuer shall not be required to register the transfer of any Security (or part thereof) (i) during the period of 7 days immediately prior to the Final Maturity Date; (ii) in respect of which a Conversion Notice has been delivered pursuant to Condition 6(d); or (iii) during the period of 7 days ending on (and including) any Record Date in respect of any payment of an Interest Amount.

5	INTEREST

(a)	The Securities are entitled to receive annual interest in an amount equal to the Interest Amount which shall be payable on the anniversary of the Original Issue Date in each year (each an “Interest Payment Date”) beginning in 2020.

(b)	If the Interest Amount is required to be calculated for a period of less than twelve months, it will be calculated on the basis of a 360 day year of twelve 30 day months.

6.	CONVERSION OR EXCHANGE OF SECURITIES

(a)	Conversion other than on or following a Pubco Merger

Subject as provided in these Conditions, prior to a Pubco Merger, a Securityholder Majority can require conversion of all (but not some only) of the outstanding Securities held by all of the Holders at the relevant Conversion Price into such number of Shares as is equal to the relevant Conversion Property per Security on the applicable Conversion Date in the following circumstances:

(i)	at any time prior to a QPO following the occurrence of an Issuer Capital Raising Event;

(ii)	at any time within the period of 30 Business Days on and from 1 January or 1 July in each Calendar year following 31 December 2020; or

(iii)	at any time on or following a QPO.

The Issuer shall, no later than three Business Days after the occurrence of an Issuer Capital Raising Event, notify the Holders in accordance with Condition 13 of such Issuer Capital Raising Event.

(b)	Exchange on or following a Pubco Merger

Subject as provided in these Conditions, a Securityholder Majority can require exchange of all (but not some only) of the outstanding Securities held by all of the Holders at the Pubco Exchange Price into the Pubco Exchange Shares on the Conversion Date at any time on or following a Pubco Merger.

(c)	Notification of QPO

The Issuer shall notify the Holders in accordance with Condition 13 as soon as reasonably practicable following its publication of its intention to float (or equivalent document).

(d)	Procedure for conversion or exchange

To exercise their right to convert or exchange all (but not some only) of the outstanding Securities pursuant to Condition 6(a) or Condition 6(b), the Holders must deliver all of the Securities together with a duly completed conversion notice signed by a Securityholder Majority (“Conversion Notice”) in the form set out in Schedule 3 to the Deed Poll to the Issuer in accordance with this Condition 6 whereupon the Issuer shall (subject as provided in these Conditions and to the determination of the Conversion Price if the event giving rise to the right to convert a Security was not an Equity Event or prior to a QPO or Pubco Merger conversion otherwise occurs):

(i) in any circumstance other than exchange on or following a Pubco Merger procure the delivery to, or as directed by the Holders of Shares credited as paid up in full as provided in this Condition 6; or

(ii) where such exchange occurs on or after a Pubco Merger, the Issuer shall transfer the Pubco Exchange Shares to the Holders according to their pro rata entitlement to the Pubco Exchange Shares for no additional consideration and as provided in this Condition 6.

If delivery of a Conversion Notice is made after the end of normal business hours or on a day which is not a Business Day in the Cayman Islands such delivery shall be deemed for all purposes of these Conditions to have been made on the next following such Business Day in the Cayman Islands.

A Conversion Notice, once delivered, shall be irrevocable.

(e)	Delivery of Shares

Shares to be issued or delivered by the Issuer to a Holder on conversion other than on or following a Pubco Merger will be issued or delivered in uncertificated form through the relevant dematerialised securities trading system operated by the relevant stock exchange, unless at the relevant time the Shares are not a participating security in a dematerialised securities trading system, in which case the Shares will be issued delivered in certificated form. Where Shares are to be issued or delivered in certificated form, a certificate in respect thereof will be dispatched by mail free of charge to the relevant Holder or as it may direct in the Conversion Notice.

Fractions of Shares will not be issued or delivered on conversion and no cash payment or other adjustment shall be made by the Issuer in respect of any such fraction.

The Issuer will procure that Shares to be issued or delivered on conversion pursuant to this Condition 6 will be issued or delivered to the Holder of the Securities or his nominee, as specified by the Holder of the Securities.

(f)	Delivery of Pubco Exchange Shares

The Pubco Exchange Shares to be transferred to a Holder by the Issuer for no additional consideration on conversion on or following a Pubco Merger will be transferred in uncertificated form through the relevant dematerialised securities trading system operated by the relevant stock exchange, unless at the relevant time the Pubco Exchange Shares are not a participating security in a dematerialised securities trading system, in which case the Pubco Exchange Shares will be delivered in certificated form.

Where Pubco Exchange Shares are to be issued or delivered in certificated form, a certificate in respect thereof will be dispatched by mail free of charge to the relevant Holder or as it may direct in the Conversion Notice.

Fractions of Pubco Exchange Shares will not be delivered on exchange and no cash payment or other adjustment shall be made by the Issuer in respect of any such fraction.

The Issuer will procure that Pubco Exchange Shares to be delivered on exchange pursuant to this Condition 6 on or following a Pubco Merger will be issued or delivered to the Holder of the Securities or his nominee, as specified by the Holder of the Securities.

(g)	Issuer to pay registration taxes on conversion

The Issuer must pay to the relevant authorities, stamp, issue, registration and other similar taxes and duties arising on conversion or exchange of the Securities (including the transfer fees of a broker or any charges of Nasdaq relating to the transfer of the Pubco Shares) in accordance with this Condition 6. If the Issuer shall fail to pay any stamp, issue, registration and other similar taxes, fees or charges payable for which it is responsible as provided above, the relevant Holder shall be entitled to tender and pay the same and the Issuer as a separate and independent stipulation, covenants to reimburse and indemnify each Holder in respect of any payment thereof.

(h)	Shares and Pubco Exchange Shares

Shares or Pubco Exchange Shares issued, delivered or transferred upon conversion or exchange of the Securities will be fully paid and will in all respects rank pari passu with the fully paid Shares and or Pubco Exchange Shares, as applicable, in issue on such date, except that such Shares or Pubco Exchange Shares will not rank for any rights, distributions or payments on the record date or other due date for the establishment of entitlement for which falls prior to such date (the “Reference Date”) unless otherwise agreed between the Issuer and the Holder.

(i)	Fair Market value

Where the Fair Market Value is required to be determined in connection with a conversion of the Securities pursuant to Condition 6(a), in the event that a Securityholder Majority and the Issuer are unable to agree the Fair Market Value within a period of 30 days, then a Securityholder Majority shall at their sole cost appoint a Securityholder Valuer in order to determine Fair Market Value. The Securityholder Valuer shall be required to determine the Fair Market Value of a Share using both a multiple and discounted cash flow basis of valuation and shall take the higher of the two values to be the Fair Market Value. Following determination of Fair Market Value by the Securityholder Valuer, in the event that the Issuer does not agree with such valuation, it may at its sole cost appoint an Issuer Valuer to determine Fair Market Value on the same basis as the Securityholder Valuer. In the event that an Issuer Valuer is appointed, the Fair Market Value shall be the average of the valuations produced by the Securityholder Valuer and the Issuer Valuer.

7	REDEMPTION, PURCHASE AND TRIGGERING EVENT PROTECTIONS

(a)	Redemption

(i)	The Issuer undertakes upon written notification of a Securityholder Majority to redeem all (but not some only) of the Convertible Securities during any Redemption Period at the Redemption Amount. To exercise such option, the Securityholder Majority must complete and sign a redemption notice (“Redemption Notice”) in the form set out in Schedule 4 of the Deed Poll (The Redemption Notice) and deliver the signed Redemption Notice to the Issuer together with all Certificates evidencing the Convertible Securities to be redeemed by the Issuer at any time during a Redemption Period. The Issuer shall forthwith notify the Securityholders of anything which at any time, has or may have given, or will give rise to the commencement of a Redemption Period.

(ii)	To the extent that the Redemption Amount shall include any future Interest Amount, such Interest Amount shall be paid by the Issuer to the Securityholders in the amount and at the times that they would have been paid under the Instrument had the Convertible Securities not been redeemed pursuant to Condition 7(a)(i). For the avoidance of doubt, the principal amount of the Convertible Securities and any accrued but unpaid Interest Amount as at the date of redemption shall be paid by the Issuer forthwith following redemption.

(b)	Final Redemption

Unless previously purchased and cancelled, redeemed or converted as herein provided, the Securities will be redeemed at their principal amount, together with any unpaid Interest Amount on the Final Maturity Date.

(c)	Purchase

Subject to compliance with applicable laws and regulations, the Issuer or any Subsidiary of the Issuer may at any time purchase securities in the open market or otherwise at any price.

(d)	Cancellation

All Securities which are redeemed or converted and all Securities which are purchased by the Issuer or any of its Subsidiaries will be cancelled and may not be reissued or resold.

8.	PAYMENTS

(a)	Principal

Payment of principal in respect of the Securities and accrued Interest Amount payable on a redemption of the Securities (other than on an Interest Payment Date) will be made to the persons shown in the Register at the close of business on the Record Date and subject to the surrender (or, in the case of partial payment only, endorsement) of the relevant Securities at the specified office of the Issuer.

(b)	Interest and other Amounts

(i)	Payments of Interest Amount due on an Interest Payment Date will be made to the persons shown in the Register at close of business on the Record Date.

(ii)	Payments of all amounts other than as provided in Condition 8(a) and Condition 8(b)(i) will be made as provided in these Conditions.

(c)	Record Date

“Record Date” means the seventh Business Day before the due date for the relevant payment.

(d)	Payments

Each payment in respect of the Securities pursuant to Condition 8(a) and Condition 8(b)(i) will be made by transfer to a US dollar account maintained by the payee with a bank specified by the Holder.

(e)	Payments subject to fiscal laws

Without prejudice to the application of the provisions of Condition 9, all payments in respect of the Securities are subject in all cases to any applicable fiscal or other laws and regulations. No commissions or expenses shall be charged to the Holders in respect of such payments.

Business Days

In this Condition, “business day” means a day (other than a Saturday or Sunday) which is a New York Business Day and in the case of presentation or surrender of a Security a day on which commercial banks and foreign exchange markets are open for business in the place of the specified office of the Issuer.

(g)	Delay in payment

Holders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due (i) as a result of the due date not being a Business Day or (ii) if the Holder is late in surrendering the relevant Securities (where such surrender is required pursuant to these Conditions as a precondition to any payment).

(h)	Fractions

When making payments to Holders, if the relevant payment is not of an amount which is a whole multiple of the smallest unit of the relevant currency in which such payment is to be made, such payment will be rounded down to the nearest unit.

9.	TAXATION

The provisions of this Condition 9 shall only apply to Securities held by MENA Energy Services Holdings Limited.

All payments of principal and interest by or on behalf of the Issuer to MENA Energy Services Holdings Limited in respect of the Securities shall be made free and clear of, and without withholding or deduction for or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the the Cayman Islands or any authority therein or thereof having the power to tax, unless such withholding or deduction is required by law.

In the event of a withholding or deduction for or on account of any present or future taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or on behalf of the Cayman Islands or any authority therein or thereof having the power to tax being made by the Issuer in respect of a payment made by it, the Issuer shall pay such additional amounts as will result in the receipt by MENA Energy Services Holdings Limited, after any withholding or deduction for or on account of such taxes, duties, assessments or charges, of such amounts as would have been received by them if no such withholding or deduction had been required, except that no additional amounts shall be payable in respect of any Securities:

(a)	Other connection: to MENA Energy Services Holdings Limited where it is liable to such taxes, duties, assessments or governmental charges in respect of such Securities by reason of it having some connection with the Cayman Islands otherwise than merely by the holding of the Securities;

(b)	Presentation more than 30 days after the relevant date: (in the case of a payment of principal) if the Certificate in respect of such Securities is surrendered more than 30 days after the relevant date except to the extent that MENA Energy Services Holdings Limited would have been entitled to such additional amount on surrendering the relevant Certificate for payment on the last day of such period of 30 days.

For the purposes hereof, “relevant date” means whichever is the later of (a) the date on which such payment first becomes due and (b) if the full amount payable has not been received by MENA Energy Services Holdings Limited on or prior to such due date, the date on which the full amount has been so received by MENA Energy Services Holdings Limited.

References in these Conditions to principal and premium (if any) shall be deemed also to refer to any additional amounts which may be payable under this Condition or any undertaking or covenant given in addition thereto or in substitution therefore pursuant to the Deed Poll.

10.	EVENTS OF DEFAULT

Each of the following events shall be an “Event of Default”:

(a)	Failure to deliver: the Issuer fails to comply with its obligations under the Securities in relation to the delivery of Shares or, as appropriate, Pubco Exchange Shares in connection with a conversion or exchange pursuant to these Conditions and such failure continues for a period of 30 Business Days; or

(b)	Breach of other obligations: the Issuer fails to perform or comply with any of its other obligations under or in respect of the Securities and such default (i) is incapable of remedy, or (ii) being a default which is capable of remedy, remains unremedied for 30 Business Days after written notice thereof has been received by the Issuer; or

(c)	Breach of Securityholders’ Agreement or New Securityholders’ Agreement: the Issuer or any Shareholder fails to perform or comply with any of its or their payment or other material obligations under or in respect of the Securityholders’ Agreement or the New Securityholders’ Agreement (other than in relation to the EIL Share Pledge Agreement (as defined in the Securities Purchase Agreement)) and such default (i) is incapable of remedy, or (ii) being a default which is capable of remedy, remains unremedied for 30 Business Days after written notice thereof has been received by the Issuer or any Shareholder; or

(d)	Breach of Shareholders’ Agreement: the Issuer or any Existing Shareholder (as defined in the Shareholders’ Agreement) fails to perform or comply with any of its or their payment or other material obligations under or in respect of the Shareholders’ Agreement and such default (i) is incapable of remedy, or (ii) being a default which is capable of remedy, remains unremedied after expiry of any express remedy period set out in the Shareholders’ Agreement; or

(e)	Breach of an Issuer Warranty under Securities Purchase Agreement or breach of Warranty under the Deed of Consent Novation and Amendment: an Issuer Warranty (as defined in the Securities Purchase Agreement) or a Warranty (as defined in the Deed of Consent Novation and Amendment) is untrue or inaccurate in any respect and taking into account the operation of the limitations in Schedule 2 of the Securities Purchase Agreement or Schedule 2 of the Deed of Consent Novation and Amendment), including the limits and thresholds set out therein and the event or circumstance giving rise to such Issuer Warranty or Warranty being untrue or inaccurate would result in a Relevant Claim (as defined in the Securities Purchase Agreement or the Deed of Consent Novation and Amendment) by MENA Energy Services Holdings Limited; or

(f)	Breach of Indemnity under the Deed of Consent Novation and Amendment: BPGIC or the Issuer fails to comply with an indemnification obligation pursuant to Clause 7 of the Deed of Consent Novation and Amendment and such failure to comply remains unremedied for 30 Business Days after written notice thereof has been received by the BPGIC PLC or, as appropriate, the Issuer; or

(g)	Cross-default of Issuer or Subsidiary: there is a default under any present or future indebtedness for or in respect of moneys borrowed or raised or any guarantee or indemnity in respect thereof (“Indebtedness for Borrowed Money”) of the Issuer or any of its Subsidiaries if that default: (i) is caused by a failure to pay principal in respect of such Indebtedness for Borrowed Money prior to the expiration of any applicable grace period provided in such Indebtedness for Borrowed Money (“Payment Default”), or (ii) results in the acceleration of such Indebtedness for Borrowed Money prior to its stated maturity (“Acceleration Event”), and, in each case, the aggregate principal amount of such Indebtedness for Borrowed Money, together with the principal amount of any other Indebtedness for Borrowed Money under which there has been a Payment Default, or the Acceleration Event, exceeds U.S.$ 1,000,000 or its equivalent; or

(h)	Insolvency etc: (i) the Issuer or any material Subsidiary becomes or is adjudicated to be insolvent or is unable or is adjudicated to be unable to pay its debts as they fall due, (ii) an administrator, receiver, curator, administrative receiver, trustee, liquidator or similar officer of the Issuer or any Subsidiary is appointed over the whole or any substantial part of the undertaking, assets and revenues of the Issuer or any Subsidiary and such appointment is not stayed or discharged within 21 days of the date of such appointment, (iii) the Issuer or any Subsidiary makes a general assignment or an arrangement or composition with or for the benefit of its creditors or declares a moratorium or a moratorium comes into effect in respect of any of its Indebtedness for Borrowed Money given by it or (iv) the Issuer or any Subsidiary ceases or threatens to cease to carry on all or a substantial part of its business; or

(i)	Winding up etc: an administrator is appointed, an order of a court of competent jurisdiction is made or an effective resolution is passed for the winding up, liquidation or dissolution of the Issuer or any material Subsidiary and such order or resolution is not stayed or discharged within seven days of being made or passed; or

(j)	Analogous event: any event occurs which under the laws of the Cayman Islands or the laws of incorporation of any of the Issuer’s Subsidiaries has an analogous effect to any of the events referred to in paragraphs (h) or (i) above; or

(k)	Unlawfulness: it is or will become unlawful for the Issuer to perform or comply with any of its obligations under or in respect of the Securities;

(l)	Breach of Undertaking: SBD International LP fails to perform or comply with any of its obligations under or in respect of the deed of guarantee made by it on or around the date of the Deed of Consent Novation and Amendment in connection with the Securities and such default (i) is incapable of remedy or (ii), being a default which is capable of remedy, remains unremedied for 30 Business Days after written notice thereof has been received by SBD International LP; or

(m)	Breach to deliver Escrow Agreement: the Issuer fails to deliver counterparts of the Escrow Agreement duly executed by the Issuer and the escrow agent party to it in accordance with Clause 5 of the Deed of Consent Novation and Amendment except where such failure results from there being no longer any need to for the Escrow Agreement due to the exercise by the Securityholders of their exchange rights on a Pubco Merger; or

(n)	Failure to deliver Legal Opinions: the Issuer fails to deliver the Legal Opinions within 5 Business Days of the Effective Time (as defined in the Deed of Consent Novation and Amendment).

11.	UNDERTAKINGS

Prior to conversion or exchange of the Securities, the Issuer undertakes that, save with the approval of a Securityholder Majority:

(a)	it will pay the expenses (excluding any legal, financial or other professional advisor fees incurred by the Holders) of the transfer of the Pubco Shares or the issue of, and all expenses of obtaining listing for, Shares arising on conversion of the Securities in accordance with Condition 6;

(b)	it will not make any reduction of its share capital or any uncalled liability in respect thereof or of any share premium account or capital redemption reserve fund except, in each case, where the reduction is permitted by applicable law;

(c)	prior to a Pubco Merger, it will reserve, free from any other pre-emptive or other similar rights, out of authorised but unissued share capital the full number of Shares liable to be issued on conversion of the Securities from time to time remaining outstanding and shall ensure that all Shares delivered on conversion of the Securities will be duly and validly issued as fully-paid; and

(d)	on and following a Pubco Merger, it will at all times retain legal and beneficial ownership of at least the full number of Pubco Shares liable to be transferred by it on exchange of the Securities at any time on or following a Pubco Merger.

12.	REPLACEMENT OF SECURITIES

If any Security is lost, stolen, mutilated, defaced or destroyed, it may be replaced at the specified office of the Issuer subject to all applicable laws and regulations, upon payment by the claimant of the expenses incurred in connection with such replacement and on such terms as to evidence and indemnity as the Issuer may require. Mutilated or defaced Securities must be surrendered before replacements will be issued.

13.	NOTICES

All notices regarding the Securities will be valid if sent to the address of the relevant Holder as specified in the Register.

14.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No person shall have any right to enforce any term or condition of the Securities under the Contracts (Rights of Third Parties) Act 1999.

15.	GOVERNING LAW AND JURISDICTION

(a)	Governing Law

The Securities, including any non-contractual obligations arising out of or in connection with them, are governed by, and shall be construed in accordance with, English law.

(b)	Arbitration

The Issuer agrees that any claim, dispute or difference of whatever nature arising under, out of or in connection with the Securities (a “Dispute”), shall be referred to and finally settled by arbitration in accordance with the Rules of the London Court of International Arbitration (“LCIA”) (the “Rules”) in force at the time of the filing of the Request for Arbitration (as defined in the Rules) and as modified by this clause, which Rules shall be deemed incorporated into this clause. The number of arbitrators shall be three, one of whom shall be nominated by the Claimant(s), one by the Respondent(s) and the third of whom, who shall act as Chairman, shall be nominated by the two party-nominated arbitrators, provided that if the Claimant(s) or Respondent(s) fail to nominate an arbitrator within the time limits specified by the Rules or the party-nominated arbitrators fail to nominate a Chairman within 30 days of the nomination of the second party-nominated arbitrator, such arbitrator shall be appointed promptly by the LCIA Court. The seat of arbitration shall be London, England and the language of arbitration shall be English. The proceedings shall take place in Dubai. Sections 45 and 69 of the Arbitration Act 1996 shall not apply.

(c)	Immunity

The Issuer and each Holder irrevocably waives any immunity it or its assets or revenues may otherwise have in any jurisdiction and from jurisdiction to which it might otherwise be entitled in any suit or proceedings arising out of or relating to these Securities.

16.	VARIATION

Any variation to the terms of the Deed Poll and these Conditions will only be valid if it is in writing and executed by the Issuer and a Securityholder Majority.

SCHEDULE 2
Form of Certificate

[Face of Security]

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). IT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

U.S.$ [●]	No. [000000]

BPGIC Holdings Limited

U.S.$75,000,000 Guaranteed Convertible Securities due 2024

This Security forms one of a series of Securities issued in Authorised Denominations of US$5,000,000, in an aggregate initial principal amount of U.S.$75,000,000.

References herein to the Conditions (or to any particular numbered Condition) shall be to the Conditions (or that particular one of them) set out below. Words and expressions defined in the Conditions shall bear the same meaning when used in this Certificate. This Certificate is issued with the benefit of, the Conditions and the Deed Poll.

THIS IS TO CERTIFY that [            ] is/are the registered holder(s) of U.S.$ [●] ([●] United States Dollars) in aggregate principal amount of Securities.

The Issuer, for value received, hereby promises to pay to the holder interest in an amount equal to the Interest Amount in accordance with the Conditions.

The statements in the legend set out above are an integral part of the terms of this Certificate and, by acceptance of this Certificate, the registered holder of the Securities to which this Certificate relates agrees to be subject to and bound by the terms and provisions set out in the legend.

This Security is not a document of title. Entitlements are determined by entry in the Register and only the duly registered holder from time-to-time is entitled to payment in respect of this Security.

This Certificate and any non-contractual obligations arising out of or in connection with it, shall be governed by and construed in accordance with English law.

IN WITNESS whereof this Security has been executed on behalf of the Issuer.

Dated:

BPGIC Holdings Limited

By:

[Reverse of Security]

CONDITIONS OF THE SECURITIES

[insert]

GUARANTEE

[insert]

ISSUER

BPGIC Holdings Limited

Form of Transfer of Security

FOR VALUE RECEIVED the undersigned sell(s), assign(s) and transfer(s) to:

…………………………………………………………………………………………………………
……………………………………………………………………………………………………………
………………………………………………………………………………………………………………

(Please print or type name and address (including postal code) of transferee)

U.S.$ [●] principal amount of this Security and all rights under this Security, irrevocably constituting and appointing BPGIC Holdings Limited as attorney to transfer the principal amount of this Security in the register maintained by BPGIC Holdings Limited with full power of substitution.

Signature(s) ……………………………….

………………………………………………

Date: ……………………………………….

NOTE:

1.	This form of transfer must be accompanied by such documents, evidence and information as may be required pursuant to the Conditions endorsed on the Security to which this form of transfer relates and must be executed under the hand of the transferor or, if the transferor is a corporation, this form of transfer must be executed either under its common seal or under the hand of two of its officers duly authorised in writing and, in the latter case, the document so authorising the officers must be delivered with this form of transfer.

2.	The signature(s) on this form of transfer must correspond with the name(s) as it/they appear(s) on the face of this Security in every particular, without alteration or enlargement or any change whatever.

SCHEDULE 3
Form of Conversion / Exchange Notice

To:	BPGIC Holdings Limited (the “Issuer”)

We, the undersigned being the holders of Securities representing a Securityholder Majority, hereby elect to convert [exchange] the principal amount of all of the issued and outstanding Securities into [shares of the Issuer] [Pubco Exchange Shares] in accordance with the terms and conditions of the Securities.

1.	Total principal amount and, where applicable, the serial numbers of Securities to which this Conversion Notice applies:

Number of Securities: ………………………….

Total principal amount: U.S.$75,000,000

Serial numbers of Securities: ………………………………

2.	We request that the [shares of the Issuer] [Pubco Exchange Shares] be delivered pursuant to this Conversion / Exchange Notice to be delivered to:

Name: ...................................................................

Address: ................................................................

We hereby request that any payment of interest required to be made pursuant to Condition 8 of the Securities be paid to the person whose name and address is given below and in the manner specified below/transferred to the US dollar account, details in respect of which are given below:

Name: ................................................................................

Address: .............................................................................

Manner of despatch (if other than by ordinary mail to the above address):

Account no: .....................................................................

Account name: ................................................................

Bank: ...............................................................................

Branch: ............................................................................

Swift Code: .......................................................................

IBAN Number: ..................................................................

…………………………………

For an on behalf of
[insert names of Holders representing a Securityholder Majority]

SCHEDULE 4
Form of Redemption Notice

To: BPGIC Holdings Limited (the “Issuer”)

We, the undersigned being the holders of Securities representing a Securityholder Majority, hereby elect to redeem the principal amount of all of the issued and outstanding Securities in accordance with the terms and conditions of the Securities.

1.	Total principal amount and, where applicable, the serial numbers of Securities to which this Redemption Notice applies:

Number of Securities: ………………………….

Total principal amount: U.S.$75,000,000

Serial numbers of Securities: ………………………………

We hereby request that payment of principal and interest required to be made pursuant to Condition 7 of the Securities be paid to the persons whose names and addresses are given below and in the manner specified below/transferred to the US dollar account, details in respect of which are given below:

Name: ................................................................................

Address: .............................................................................

Redemption Amount: ..........................................................

Account no: .....................................................................

Account name: ................................................................

Bank: ...............................................................................

Branch: ............................................................................

Swift Code: .......................................................................

IBAN Number: ..................................................................

…………………………………

For an on behalf of
[insert names of Holders representing a Securityholder Majority]